ROSS MILLER
Secretary of State
204 North Carson Street, Ste 1
Carson City, Nevada 89701-4299
(775) 684 5708
Website: secretaryofstate.biz

Certificate of Designation
(PURSUANT TO NRS 78.1955)

Filed in the office of	Document Number 20070395150-22
Ross Miller Secretary of State State of Nevada	Filing Date and Time 06/06/2007 3:10 PM
	Entity Number E0786022006-1

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Designation
For Nevada Profit Corporations
(Pursuant to NRS 78.1955)

1. Name of corporation:

Natural Nutrition, Inc.

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation. this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

One Hundred Thousand (100,000) shares of stock having a par value of $0.001 per share, are hereby designated as Series B Preferred Stock, having preferences as to dividends and voting and conversion rights, as more particularly described on the attached. The Series B Preferred Stock shall not have any liquidation rights.

3. Effective date of filing (optional):

(must not be later than 90 days after the certificate is filed)

4. Officer Signature (Required): X [signature]

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

CERTIFICATE OF DESIGNATION
OF THE
SERIES B CONVERTIBLE PREFERRED STOCK
(Par Value $0.001 Per Share)
OF
NATURAL NUTRITION, INC.

The undersigned, a duly authorized officer of Natural Nutrition, Inc. a Nevada corporation (the "Company"), in accordance with the provisions of Section 78.390 of the Nevada Revised Statutes, **DOES HEREBY CERTIFY** that the following resolution was duly adopted by the Board of Directors of the Company (the "Board") by unanimous written consent pursuant to Section 78.315 of the Nevada Revised Statutes on May 30, 2007:

WHEREAS, the Company shall enter into a Securities Purchase Agreement with Cornell Capital Partners, LP ("Cornell") pursuant to which the Company shall sell to Cornell, and Cornell shall purchase from the Company, a secured convertible note and warrants to purchase the Company's common stock (the "SPA");

WHEREAS, pursuant to the SPA, the Company's Chief Executive Officer shall be obligated to enter into a lockup agreement for so long as he continues to serve as Chief Executive Officer which will prevent the Chief Executive Officer from selling shares of the Company until all amounts owed to Cornell have been fully paid;

WHEREAS, the Company desires to grant to the Chief Executive Officer super voting rights in consideration for the Chief Executive Officer entering into such Lockup Agreement whereby the Chief Executive Officer shall surrender to the Company those shares of the Company's Series A convertible preferred stock (the "Series A") owned by the Chief Executive Officer and the Company shall issue to the Chief Executive Officer shares of convertible preferred stock which have substantially the same powers, designations, preferences and relative, participating, optional and other special rights as the Series A except that such new shares shall include super voting rights (the "Exchange");

WHEREAS, that on or about May 30, 2007, the Board approved the designation of Series B convertible preferred stock, par value of $0.001 (the "Series B Preferred Stock"), to consist of up to One Hundred Thousand (100,000) shares, and fixed the powers, designations, preferences, and relative, participating, optional and other special rights of the shares of such Series B Preferred Stock in order to effect such Exchange;

WHEREAS, no shares of Series B Preferred Stock have been issued and the Board has determined that it is in the best interests of the Company to fix the powers, designations, preferences and relative, participating, optional and other special rights for the Series B Preferred Stock;

RESOLVED that the Series B Preferred Stock shall have the following powers, designations, preferences and relative, participating, optional and other special rights:

SECTION 1

DESIGNATION AND RANK

1.1. Designation. This resolution shall provide for a single series of preferred stock, the designation of which shall be "Series B Convertible Preferred Stock", par value $0.001 per share. The number of authorized shares constituting the Series B Preferred Stock is One Hundred Thousand (100,000). The Series B Preferred Stock will have no liquidation preference as set forth in Section 3.1 below.

1.2. Rank. With respect to the payment of dividends and other distributions on the capital stock of the Company, including the distribution of the assets of the Company upon liquidation, the Series B Preferred Stock shall be equal to the common stock of the Company, par value $0.001 per share ("Common Stock"), senior to the Series A and junior to all other series of preferred stock.

SECTION 2

DIVIDEND RIGHTS

2.1. Dividends or Distributions. The holders of Series B Preferred Stock shall be entitled to receive dividends or distributions on a pro rata basis according to their holdings of shares of Series B Preferred Stock on an "as converted" basis as provided in Section 4 hereof when and if dividends are declared on Common Stock by the Board. Dividends shall be paid in cash or property, as determined by the Board.

SECTION 3

LIQUIDATION RIGHTS

3.1. Liquidation Preference. The Series B Preferred Stock shall have no liquidation preference.

SECTION 4

CONVERSION RIGHTS

4.1. Conversion. Each share of Series B Preferred Stock shall be convertible, at the option of the respective holder thereof, subject to the limitations set forth below, at any time at the office of the Company or at such other additional office or offices, if any, as the Board may designate, into Seven Hundred Eighty (780) fully paid and non-assessable shares of Common Stock (the "Conversion Price").

4.2. Adjustments. The Conversion Price of the Series B Preferred Stock as described in Section 4.1 above shall be adjusted from time to time in the event the Company shall declare a distribution payable in securities of other entities or persons, evidences of indebtedness issued by the Company or other entities or persons, assets (excluding cash dividends) or options or rights, the holders of the Series B Preferred Stock shall be entitled to a proportionate share of any such

distribution as though they were the holders of the number of shares of Common Stock into which their shares of Series B Preferred Stock are convertible as of the record date fixed for the determination of the holders of shares of Common Stock of the Company entitled to receive such distribution or if no such record date is fixed, as of the date such distribution is made.

4.3. Procedures for Conversion.

(a) In order to exercise conversion rights pursuant to Section 4.1 above, the holder of the Series B Preferred Stock to be converted shall deliver an irrevocable written notice of such exercise to the Company, at its principal office. The holder of any shares of Series B Preferred Stock shall, upon any conversion of such Series B Preferred Stock in accordance with this Section 4, surrender certificates representing the Series B Preferred Stock to the Company, at its principal office, and specify the name or names in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. In case such holder shall specify a name or names other than that of such holder, such notice shall be accompanied by payment of all transfer taxes (if transfer is to a person or entity other than the holder thereof) payable upon the issuance of shares of Common Stock in such name or names. As promptly as practicable, and, if applicable, after payment of all transfer taxes (if transfer is to a person or entity other than the holder thereof), the Company shall deliver or cause to be delivered certificates representing the number of validly issued, fully paid and nonassessable shares of Common Stock to which the holder of the Series B Preferred Stock so converted shall be entitled. Such conversion, to the extent permitted by law, shall be deemed to have been effected as of the date of receipt by the Company of any notice of conversion pursuant to this to Section 4.3(a). Upon conversion of any shares of Series B Preferred Stock, such shares shall cease to constitute shares of Series B Preferred Stock and shall represent only a right to receive shares of Common Stock into which they have been converted.

(b) In connection with the conversion of any shares of Series B Preferred Stock, no fractions of shares of Common Stock shall be issued, but the Company shall pay cash in lieu of such fractional interest in an amount equal to the product of the Conversion Price and such fractional interest, or shall round-up to the next higher share amount of Common Stock.

(c) The Company shall reserve and keep available out of its authorized Common Stock the full number of shares of Common Stock of the Company issuable upon the conversion of all outstanding shares of Series B Preferred Stock. In the event that the Company does not have a sufficient number of shares of authorized but unissued Common Stock necessary to satisfy the full conversion of the shares of Series B Preferred Stock, then the Company shall call and hold a meeting of the stockholders within forty-five (45) days of such occurrence for the sole purpose of increasing the number of authorized shares of Common Stock. The Board shall recommend to stockholders a vote in favor of such proposal and shall vote all shares held by them, in proxy or otherwise, in favor of such proposal. This remedy is not intended to limit the remedies available to the holders of the Series B Preferred Stock, but is intended to be in addition to any other remedies, whether in contract, at law or in equity.

4.4. Notices of Record Date. In the event that the Company shall propose at any time: (i) to declare any dividend or distribution upon any class or series of capital stock, whether in cash, property, stock or other securities; (ii) to effect any reclassification or recapitalization of its

Common Stock outstanding involving a change in the Common Stock; or (iii) to merge or consolidate with or into any other corporation, or to sell, lease or convey all or substantially all of its property or business, or to liquidate, dissolve or wind up; then, in connection with each such event, the Company shall mail to each holder of Series B Preferred Stock:

(a) at least twenty (20) days' prior written notice of the date on which a record shall be taken for such dividend or distribution (and specifying the date on which the holders of the affected class or series of capital stock shall be entitled thereto) or for determining the rights to vote, if any, in respect of the matters referred to in clauses (ii) and (iii) in Section 4.4 above; and

(b) in the case of the matters referred to in Section 4.4 (ii) and (iii) above, written notice of such impending transaction not later than twenty (20) days prior to the stockholders' meeting called to approve such transaction, or twenty (20) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holder in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction (and specify the date on which the holders of shares of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event) and the Company shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than twenty (20) days after the Company has given the first notice provided for herein or sooner than ten (10) days after the Company has given notice of any material changes provided for herein.

SECTION 5

VOTING RIGHTS

5.1. General. Except as otherwise provided herein or required by law, the holders of Series B Preferred Stock and the holders of Common Stock shall vote together and not as separate classes, and the Series B Preferred Stock shall be counted on an "as converted" basis multiplied by One Hundred (100). For example, one share of Series B Preferred Stock shall equal Seventy-Eight Thousand (78,000) shares of Common Stock for voting purposes.

SECTION 6

MISCELLANEOUS

6.1. Headings of Subdivisions. The headings of the various Sections hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

6.2. Severability of Provisions. If any right, preference or limitation of the Series B Preferred Stock set forth herein (as this resolution may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other rights, preferences and limitations set forth in this resolution (as so amended) which can be given effect without the invalid, unlawful or unenforceable right, preference or limitation shall, nevertheless, remain in full force and effect, and no right, preference or limitation herein set forth

shall be deemed dependent upon any other such right, preference or limitation unless so expressed herein.

IN WITNESS WHEREOF, the Company has caused this Certificate of Designation to be signed, under penalties of perjury, W. Chris Mathers, its Chief Financial Officer.

Dated: June 6, 2007

NATURAL NUTRITION, INC.

By: /s/ W. Chris Mathers
Name: W. Chris Mathers
Title: Chief Financial Officer